UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 29, 2010

Commission file number 001-32511

IHS INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3769440
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

15 Inverness Way East

Englewood, CO 80112

(Address of principal executive offices)

(303) 790-0600

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) IHS Inc., a Delaware corporation, has announced that Jeffrey Tarr, President and Chief Operating Officer, has decided not to renew his employment agreement that would have otherwise been renewed under its terms on December 1, 2010. Mr. Tarr has agreed to continue to serve as President and Chief Operating Officer through December 31, 2010.

(c) The Company also announced that, upon the conclusion of Mr. Tarr’s service as President and Chief Operating Officer, Scott Key will assume the role of President and Chief Operating Officer of IHS, reporting to Jerre Stead, IHS Chairman and Chief Executive Officer. Mr. Key is currently Senior Vice President, Global Products and Services. There are no other changes with respect to the members of the senior management team.

(e) Effective October 29, 2010, the Company and Mr. Tarr entered into an agreement regarding the non-renewal of Mr. Tarr’s employment agreement. Terms of the agreement include the provision for his continued service through December 31, 2010 (such date, or such earlier date when his employment ends, being the “Effective Termination Date”). Provisions of the agreement also include payment of Mr. Tarr’s cash bonus for fiscal year 2010 on the date in 2011 when bonuses for 2010 are paid, acceleration of vesting of 62,500 shares under pre-existing time- and performance-based equity awards to be delivered on the Effective Termination Date, and forfeiture of 20,000 unvested shares under Mr. Tarr’s other pre-existing performance-based equity awards. In addition, Mr. Tarr has entered into an agreement to release the company from all claims with other customary terms and conditions. This description of the terms of the agreement and release is fully qualified by reference to the agreements that will be filed as exhibits with the Company’s next Annual Report on Form 10-K.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1    Media Release dated November 2, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS INC.

Date: November 2, 2010	By:	/S/ STEPHEN GREEN
Stephen Green
General Counsel and Secretary